TRECORA RESOURCES

Restricted Stock Unit Agreement
(Performance-Based)

This Restricted Stock Unit Agreement (this “Agreement”), dated as of the [___________] [__], 20[__] (the “Grant Date”) is entered into by and between TRECORA RESOURCES, a Delaware corporation (the “Company”) and _______________________ (the “Participant”). The Company and the Participant may also be referred to individually as a “Party,” or collectively as the “Parties.”

Background

A.In order to encourage the Participant’s contribution to the successful performance of the Company, the Company agrees to grant the Participant this restricted stock unit award.

B.The Board of Directors of the Company (the “Board”) adopted the Trecora Resources Stock and Incentive Plan (as it may be amended, supplemented, restated and/or replaced from time to time, the “Plan”), pursuant to which the Company is authorized to grant restricted stock units to certain employees, directors and other service providers of the Company.

C.The Participant desires to accept the restricted stock unit award made pursuant to this Agreement (the “Restricted Stock Units”).

Terms and Conditions

NOW THEREFORE, for good and valuable consideration and mutual covenants set forth in this Agreement, and intending to be legally bound, each Party hereby agrees to the following:

1.The Grant: Subject to the conditions set forth below, the Company hereby grants the Participant, effective as of the Grant Date, an award consisting of: (a) the number of [___________] Restricted Stock Units (the “TSR Target Award”) and (b) the number of [___________] Restricted Stock Units (the “FCF Target Award”), whereby each Restricted Stock Unit represents the right to receive one share of common stock, par value $0.10 per share, of the Company (“Stock”), under the terms and conditions set forth this Agreement and in the Plan (collectively, the “Award”).

2.Vesting: Subject to Sections 5 and 7, the following portion of Restricted Stock Units shall vest on the corresponding vesting date (each individually, a “Vesting Date”) set forth in the table below:

Restricted Stock Units to Vest	Vesting Date
100% of the total Award	Upon the occurrence of the later of: (a) the third anniversary of the Grant Date, or (b) the determination by the Committee of the Cumulative FCF and the TSR Ranking for the applicable Performance Period.

3.The Plan: This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan which shall be deemed incorporated into, and a part of, this Agreement. Capitalized terms used by not defined in this Agreement shall have the meanings given to such terms in, or by reference in, the Plan, a copy of which has been made available to the Participant. To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, the Participant acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.

Restricted Stock Unit Agreement (Performance-Based)             [___________] [__], 20[__]

4.No Shareholder Rights: The Restricted Stock Units do not and shall not entitle the Participant to any rights of a holder of Stock prior to the date that shares of Stock are issued to the Participant in settlement of the Award under the terms of this Agreement.

5.Restrictions and Risk of Forfeiture:

(a)The Restricted Stock Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or otherwise expire under this Agreement, and Stock is issued to the Participant under this Agreement.

(b)The Restricted Stock Units are also forfeitable at all times under Section 7 (the “Forfeiture Restrictions”) prior to the Vesting Date for such applicable Restricted Stock Units vest and the restrictions with respect to such Restricted Stock Units are removed or otherwise expire under this Agreement.

(c)No shares of Stock shall be issued to the Participant prior to the Vesting Date for such applicable Restricted Stock Units vest and the restrictions with respect to such Restricted Stock Units (including the Forfeiture Restrictions) are removed or otherwise expire under this Agreement.

(d)Subject to Section 7, the restrictions on the Restricted Stock Units (including the Forfeiture Restrictions) shall expire on the applicable Vesting Date for such Restricted Stock Units.

6.Issuance of Stock:

(a)Subject to Sections 5 and 7, upon the vesting of any Restricted Stock Units on an applicable Vesting Date, the Company shall as soon as practicable after the applicable Vesting Date (but no later than the earlier of: (i) ninety (90) days following the Vesting Date, or (ii) December 31st of the calendar year that includes the Vesting Date), cause to be issued shares of Stock that are registered in the Participant’s name, and nonforfeitable and transferable, in complete settlement of such vested Restricted Stock Units upon receipt by the Company of any required tax withholding.

(b)The Company shall evidence the Stock to be issued under this Section in payment of such vested Restricted Stock Units in the manner it deems appropriate. The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to the Participant in connection with the Restricted Stock Units. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, shall be issuable or payable to the Participant under the terms of this Agreement. The value of such shares of Stock shall not bear any interest owing to the passage of time.

(c)Neither this Section nor any action taken under this Section shall be construed to create a trust or a funded or secured obligation of any kind.

7.Effects of Certain Events Prior to Vesting:

(a)Termination Generally: Subject to Section 7(c), if the Participant’s service relationship with the Company or any of its Subsidiaries is terminated for any reason, then all Restricted Stock Units for which the restrictions, as of the date of termination, have not are removed or otherwise expire under this Agreement, shall become null and void and those Restricted Stock Units shall be forfeited to the Company as of the date of termination; provided that the Restricted Stock Units for which the restrictions have expired as of the date of such termination, including Restricted Stock Units for which the restrictions expire in connection with such termination, shall not be forfeited to the Company and shall be settled under Section 6. Notwithstanding the foregoing, the Committee may, in its discretion, provide for accelerated vesting or otherwise permit continued vesting of all, or any portion of, the Restricted Stock Units upon the Participant’s termination of employment with the Company to the extent it deems it in the best interests of the Company and such acceleration or extension of vesting does not violate the Nonqualified Deferred Compensation Rules defined below.

Restricted Stock Unit Agreement (Performance-Based)             [___________] [__], 20[__]

(b)Corporate Change: As permitted under Section 13.5 of the Plan, in the event that a Corporate Change occurs prior to the Restricted Stock Units becoming fully vested, the accelerated vesting provided in Section 13.5 of the Plan shall not apply to the Restricted Stock Units and such Restricted Stock Units shall continue to vest under the terms of the Plan and this Agreement, subject to Section 13.6 of the Plan, the Trecora Resources Change in Control Severance Plan or any employment agreement between the Participant and the Company which specifically addresses the vesting of equity awards held by the Participant in the event of a Corporate Change.

(c)Effect of Employment Agreement: Notwithstanding any provision in this Agreement to the contrary, in the event of any inconsistency between this Agreement, on the one hand, and any employment agreement entered into by and between the Participant and the Company or its Subsidiaries, whether entered into before or after the date of this Agreement, on the other hand, the terms of the employment agreement shall control.

8.Leave of Absence: With respect to the Award, the Company may, in its sole discretion, determine that, if the Participant are on leave of absence for any reason, the Participant shall be considered to still be in the employment of, or providing services for, the Company, provided that rights to the Restricted Stock Units during a leave of absence shall be limited to the extent to which those rights were earned or vested when the leave of absence began.

9.Payment of Taxes: The Company may require the Participant to pay to the Company (or the Subsidiary of the Company if the Participant are an employee of such Subsidiary), an amount the Company deems necessary to satisfy current or future obligation of the Company (or such applicable Subsidiary) to withhold federal, state or local income or other taxes that the Participant incur as a result of the Award. Unless the Participant make other arrangements with the Company prior to the applicable withholding date, the Restricted Stock Units shall be net settled to withhold applicable taxes.

10.Compliance with Securities Law: Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock shall be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock shall be issued under this Agreement if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock shall not be issued under this Agreement unless: (a) a registration statement under the Securities Act is, at the time of issuance, in effect with respect to the shares issued, or (b) in the opinion of legal counsel to the Company, the shares issued may be issued under the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance under this Agreement, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11.Section 409A of the Code: It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Section 409A of the Code and the regulations promulgated thereunder (the “Nonqualified Deferred Compensation Rules”), and Awards shall be operated and construed accordingly. This Section 11 does not contain a representation to the Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of the Award (or the Stock underlying such Award) granted under this

Restricted Stock Unit Agreement (Performance-Based)             [___________] [__], 20[__]

Agreement, and should not be interpreted as such. In no event shall the Company or any of its affiliates or their respective employees or directors be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant (or anyone claiming a benefit through the Participant) on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or this Agreement to the contrary, in the event that the Participant are a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) and the Participant become entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (a) the date of the Participant’s death, or (b) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date shall be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any provision in the Plan or this Agreement that are in conflict therewith. Each payment made under this Award, if any, shall be treated as a separate payment under the Nonqualified Deferred Compensation Rules.

12.Clawback: The Restricted Stock Units are subject to any written clawback policies that the Company, with the approval of the Board or an authorized Committee of the Board, may adopt either prior to or following the Grant Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to the Award. Any such policy may subject the Participant’s Award and amounts paid or realized with respect to the Award to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur as specified in any such clawback policy.

13.Legends: The Company may at any time place legends referencing any restrictions imposed on the shares of Stock issued under this Agreement on all certificates representing shares issued with respect to this Award.

14.Right of the Company and Subsidiaries to Terminate Services: Nothing in this Agreement confers upon the Participant the right to continue in the employ of or performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate the Participant’s employment or service relationship at any time. Nothing contained in this Agreement shall be construed or interpreted as requiring the Company to enter into any further agreement regarding the Award.

15.No Guarantee and Liability: The Company and the Board do not guarantee the Stock from loss or depreciation. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement, the Award, and/or the Restricted Stock Units.

16.Execution of Receipts and Releases: Any payment of cash or any issuance or transfer of shares of Stock or other property to the Participant, or to the Participant’s legal representative, heir, legatee or distributee, under the provisions of this Agreement, shall, to the extent thereof, be in full satisfaction of all claims of such Persons under this Agreement. The Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

17.Furnish Information: The Participant agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

18.Company Records: Records of the Company or its Subsidiaries regarding the Participant’s period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes under this Agreement, unless determined by the Company to be incorrect.

Restricted Stock Unit Agreement (Performance-Based)             [___________] [__], 20[__]

19.Information Confidential: As partial consideration for the granting of the Award under this Agreement, the Participant hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that the Participant have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to the Participant, as a factor weighing against the advisability of granting any such future award to the Participant.

20.Company Action: Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

21.Notice: All notices, requests, demands, claims, and other communications made under this Agreement shall be in writing and be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service to the address first listed above, or (iii) immediately after being sent to the recipient by electronic mail. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan (including grants) by electronic means. The Participant hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Any person entitled to notice under this Agreement may waive such notice in writing.

22.Definitions and Headings: Unless otherwise expressly noted, all references to: (a) “Section” shall mean, with respect to such reference, each such section or subsection of this Agreement unless otherwise noted, and (b) “Attachment” shall mean, with respect to any such reference, each such schedule or exhibit attached to this Agreement. The headings of any section or paragraph of this Agreement are for convenience of reference only and shall not be used to interpret any provision of this Agreement.

23.Non-Waiver: No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall constitute a waiver of such right, power or privilege, nor shall any single or partial exercise by the Company of such right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any right, power or privilege under this Agreement.

24.Assignment: Any assignment of this Agreement by the Participant without the prior written consent of the Company shall not be permitted.

25.Successors: This Agreement shall be binding upon the Participant, the Participant’s legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

26.Severability: The provisions of this Agreement are to be deemed severable and the invalidity, illegality or unenforceability of one or more of such provisions shall not affect the validity, legality or enforceability of the remaining provisions.

27.Governing Law: This Agreement shall be governed by, and construed and enforced under, the laws of the State of Texas, U.S.A., without regard to its otherwise applicable conflicts of laws rules, except to the extent that it implicates mandatory provisions of the General Corporation Law of the State of Delaware, which matters shall be governed by such Delaware law. The obligation of the Company to sell and deliver Stock under this Agreement is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

28.Governing Jurisdiction: Subject to the terms of this Agreement, any civil action relating to or arising from this Agreement, including any dispute as to the validity or existence of this Agreement and/or this clause, shall be brought in the state or federal courts located in Houston, Texas, and the parties hereto consent to the exclusive jurisdiction of such courts in respect of such civil action.

Restricted Stock Unit Agreement (Performance-Based)             [___________] [__], 20[__]

29.Remedies: The Parties shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

30.Entire Agreement: This Agreement constitutes the entire agreement of the Parties, and supersedes any prior or contemporaneous written or oral agreements between the Parties regarding the subject matter contained in this Agreement.

31.Amendment: This Agreement may be amended solely the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Grant Date and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with the Participant’s consent.

32.Execution by Counterparts and Portable Document Format: This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures of any Party exchanged by electronic email in portable document format (pdf.) shall be binding on each Party.

[remainder of page intentionally left blank]

Restricted Stock Unit Agreement (Performance-Based)             [___________] [__], 20[__]

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, hereby executes this Agreement as of the Grant Date.

Trecora Resources

By: _________________________
Name:
Title:

The undersigned Participant acknowledges receipt of this Agreement and the Plan, and, as an express condition to the Award, agrees to be bound by the terms of this Agreement and the Plan.

_________________________
[Name of Participant]

Restricted Stock Unit Agreement (Performance-Based)             [___________] [__], 20[__]

ATTACHMENT A

1.    Definitions: For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a)“Beginning Price” shall mean the average Price for the period of twenty (20) trading days immediately preceding the first day of the Performance Period.

(b)"Cumulative FCF" shall mean the cumulative FCF achieved during the Performance Period.

(c)“Ending Price” shall mean the average Price for the period of twenty (20) trading days immediately preceding and including the final day of the Performance Period.

(d)"FCF" shall mean the annual free cash flow of the Company and its Subsidiaries, calculated as the net cash provided by operating activities (operating cash flow) of the Company and its Subsidiaries with the following adjustments:

(i)working capital adjustment reflecting normalized natural gasoline feedstock price;

(ii)less annual capital expenditures of the Company;

(iii)less mandatory debt service of the Company including cash interest expense and mandatory debt amortization; and

(iv)any other adjustment(s) that, solely in the Committee’s discretion, is necessary to reflect management performance consistent with maximizing shareholder value.

(e)"Peer Group" shall mean the group of companies identified in the following table:

provided that (i) the Peer Group shall not include any company that is not publicly traded (i.e., has no ticker symbol) at the end of the Performance Period; (ii) the performance of the surviving entities shall be used in the event there is a combination of any of the Peer Group companies during the Performance Period; and (iii) no new companies shall be added to the Peer Group during the Performance Period (including a company that is not a Peer Group member which acquires a member of the Peer Group). Notwithstanding the foregoing, the Committee may disregard any of these guidelines when evaluating changes in the membership of the Peer Group during the Performance Period in any particular situation, as it deems reasonable in the exercise of its discretion.

(f)"Performance Period" shall mean the three (3) year period commencing as of the first day of the calendar year in which the Grant Date occurs, and ending on December 31st of the third calendar year.

(g)“Price” shall mean the per share closing price, as reported by the Bloomberg L.P. (or any other publicly available reporting service that the Committee may designate from time to time) of a share or share equivalent on the applicable stock exchange.

Restricted Stock Unit Agreement (Performance-Based)             [___________] [__], 20[__]

(h)"TSR Ranking" shall mean the percentage of companies in the Peer Group that have a lower TSR for the Performance Period than the Company.

(i)"TSR" shall mean the total shareholder return achieved during the Performance Period, calculated by dividing (i) the sum of the cumulative value of the subject company’s dividends for the Performance Period, plus the entity’s Ending Price, minus the Beginning Price, by (ii) the Beginning Price. For purposes of determining the cumulative value of the subject company’s dividends during the Performance Period, it shall be assumed that all dividends declared and paid with respect to a particular subject company during the Performance Period were reinvested in such company at the ex-dividend date, using the closing price on such date. The aggregate shares, or fractional shares thereof, that shall be assumed to be purchased as part of the reinvestment calculation shall be multiplied by the Ending Price to determine the cumulative value of an entity’s dividends for the Performance Period.

2.    Determination of Vested Restricted Stock Units: Following the end of the Performance Period, the Committee shall determine the Cumulative FCF and the TSR Ranking for the Performance Period.

(a)Cumulative FCF: The number of Restricted Stock Units which are considered vested as a percentage of the FCF Target Award shall be based on the Cumulative FCF for the Performance Period as follows:

FCF Target	Percentage of Target Award
0%
50%
100%
200%

If the Cumulative FCF for the Performance Period is above [______________] but between two of the levels set forth in the table above, the payout percentage shall be determined using linear interpolation.

(b)TSR Ranking: The number of Restricted Stock Units which are considered vested as a percentage of the TSR Target Award shall be based on the TSR Ranking for the Performance Period as follows:

Ranking for Performance Period	Percentage of Target Award
<25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
100th Percentile	200%

If the TSR Ranking for the Performance Period is above the 25th percentile but between two of the levels set forth in the table above, the payout percentage shall be determined using linear interpolation.

Subject to the continued employment requirements of Section 7, Restricted Stock Units that vest under this Section 2 shall be settled in shares of Stock as described in Section 5.